Exhibit 10.20

Dear Jamie,

As EVP, Chief Supply Chain Officer of Tailored Brands, your leadership in the coming year will be critical to us achieving both our short term financial objectives as well as making progress against longer term strategic positioning and objectives. The purpose of this letter is to outline your target compensation for 2019 and illustrate for you how the achievement of these short and long term objectives will directly impact your actual compensation. Your 2019 Total Direct Compensation (at target) of $1,233,750 consists of three components:

1.	FY19 Base Salary: $475,000

2.	FY19 Bonus Target: $308,750

Your bonus consists of 3 parts:

●	Company EBIT Target (60%) — $185,250

To earn any of this portion of your bonus, the company must earn at least $191.7M in EBIT (“Threshold EBIT”). At $191.7M in EBIT (95% of our Operating Plan), this portion of your bonus will pay out at $46,313 or 25%. If we get to $225.5M in EBIT (111.8% of our Operating Plan) this portion of your bonus will pay out at the maximum of $370,500 or 200%.

●	Company Revenue Target 30% — $92,625

To earn any of this portion of your bonus, the company must earn at least $191.7M in EBIT (“Threshold EBIT”) and $2,904.0M in Company Revenue (“Threshold Revenue”). At $2,904.0M in Company Revenue (97% of our Operating Plan), this portion of your bonus will pay out $23,156 or 25%. If we get to $3,083.5M in Company Revenue (103% of our Operating Plan) this portion of your bonus will pay out at the maximum of $185,250 or 200%.

●	Personal Objectives (10%) — $30,875

This component is not subject to any minimum financial performance and is determined at the sole discretion of the Company. The Company may choose to pay anywhere between 0% and $61,750 or 200% for this component of your bonus.

See below for the EBIT & Company Revenue Goals & Payouts (Personal Objectives also assumed at the payout %).

Performance	EBIT		Revenue		Payout %	Payout $
Threshold	$191.7	M	$2,904.0	M	25%	$77,188
Target	$201.7	M	$2,993.7	M	100%	$308,750
Maximum	$225.5	M	$3,083.5	M	200%	$617,500

3.	FY19 Long-Term Incentives: $450,000

Your long-term incentives consist of 2 parts:

●	Nonqualified Stock Options (50%) — $225,000

Stock Options have a 3-year ratable vesting schedule, and once vested they give you the right to buy TLRD stock at a fixed price which this year is $7.62. You can exercise your shares at any point after they have vested until the 10th anniversary of the grant date when they expire. The illustration below shows the value of your stock options at various stock prices.

Stock Price	Option Value $
$6.00	$0
$7.62	$0
$8.50	$65,842
$10.63	$225,208
$16.00	$626,992
$20.00	$926,272

●	Performance Cash (50% — $225,000

Performance Cash has a 3-year cliff vesting schedule, and functions like a cash bonus plan based on performance against a 3-year cumulative EPS target. The cumulative EPS target will be based on the Company’s Long Range Plan (LRP) which will be set and approved by the Board later this spring. Below is an illustration of the performance and payout scale based on your award.

Performance	EPS	Payout %	Payout $
Threshold	80%	25%	$56,250
Target	100%	100%	$225,000
Maximum	120%	200%	$450,000

This document is for illustrative purposes only and nothing in this document supersedes terms set forth in the applicable agreements. Additionally, the financial targets are confidential and should not be disseminated.

The journey ahead will not be an easy one but it is one that is ripe with opportunity to create value for our employees, customers, shareholders and communities. I am looking forward to your many and substantial contributions in 2019.

Sincerely,

/s/ Dinesh Lathi	5/7/19
Dinesh Lathi	Date
President & Chief Executive Officer

Acknowledged and Accepted,

/s/ Jamie Bragg	4/25/19
Jamie Bragg	Date
EVP, Chief Supply Chain Officer

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